PLAN OF ACQUISITION

International SmallCap Account and
Diversified International Account

         The Board of Directors of Principal Variable Contracts Funds, Inc., a
Maryland corporation (the "Fund"), deems it advisable that Diversified
International Account series of the Fund ("Diversified International")
acquire all of the assets of International SmallCap Account series of the
Fund ("International SmallCap") in exchange for the assumption by Diversified
International of all of the liabilities of International SmallCap and shares issued by Diversified International which are thereafter to be distributed by
International SmallCap pro rata to its shareholders in complete liquidation and termination of International SmallCap and in exchange for all of
International SmallCap's outstanding shares.

         International SmallCap will transfer to Diversified International, and
Diversified International will acquire from International SmallCap, all of the assets of International SmallCap on the Closing Date and will assume from
International SmallCap all of the liabilities of International SmallCap in exchange for the issuance of the number of shares of Diversified
International determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of
International SmallCap in complete liquidation and termination of
International SmallCap and in exchange for all of International SmallCap's outstanding shares.  International SmallCap will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by International SmallCap in proper form prior to the Closing Date shall be fulfilled by International SmallCap.  Redemption requests received by International SmallCap thereafter will be treated as requests for redemption of those shares of Diversified International allocable to the shareholder in question.

         International SmallCap will declare, and Diversified International may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income
(computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.

         On the Closing Date, Diversified International will issue to
International SmallCap a number of full and fractional shares of Diversified
International, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of International
SmallCap.  The aggregate value of the net assets of International SmallCap and Diversified International shall be determined in accordance with the then current Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing Date.

         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management Corporation,
680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m. Central Time on July 16,
2010, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."

         In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b)
trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for Diversified International or
International SmallCap to fairly determine the value of its assets, the
Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

         As soon as practicable after the Closing, International SmallCap shall
(a) distribute on a pro rata basis to the shareholders of record of
International SmallCap at the close of business on the Closing Date the shares of Diversified International received by International SmallCap at the
Closing in exchange for all of International SmallCap's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's
Articles of Incorporation.

         For purposes of the distribution of shares of Diversified International to shareholders of International SmallCap, Diversified International shall credit its books an appropriate number of its shares to the account of each shareholder of International SmallCap. No certificates will be issued for shares of Diversified International. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the
Closing Date, represented shares of International SmallCap, shall be deemed for all purposes of the Fund's Articles of Incorporation and Bylaws to
evidence the appropriate number of shares of Diversified International to be credited on the books of Diversified International in respect of such shares of International SmallCap as provided above.

         Prior to the Closing Date, International SmallCap shall deliver to
Diversified International a list setting forth the assets to be assigned, delivered and transferred to Diversified International, including the securities then owned by International SmallCap and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by Diversified International pursuant to this Plan.

         All of International SmallCap's portfolio securities shall be delivered by International SmallCap's custodian on the Closing Date to Diversified
International or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an Fund in the name of Diversified International or its custodian with said depository. All cash to be delivered pursuant to this
Plan shall be transferred from International SmallCap's Fund at its custodian to Diversified International' Fund at its custodian. If on the Closing Date
International SmallCap is unable to make good delivery to Diversified
International' custodian of any of International SmallCap's portfolio securities because such securities have not yet been delivered to
International SmallCap's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and International SmallCap shall deliver to
Diversified International' custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to Diversified International, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by Diversified International.

         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of International SmallCap and notwithstanding favorable action by such shareholders, if the Board of
Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either
Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of International SmallCap no amendment may be made with respect to the Plan which in the opinion of the
Board of Directors materially adversely affects the interests of the shareholders of International SmallCap.

         Except as expressly provided otherwise in this Plan, International
SmallCap will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transaction contemplated under this Plan, including, but not limited to, accountant's fees, legal fees, and proxy related costs.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the 8th day of
July, 2010.

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
on behalf of the following Acquired
Fund:
International SmallCap Account

By: /s/ Nora M. Everett
Nora M. Everett, CEO & President

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.
on behalf of the following Acquiring
Fund:
Diversified International Account

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President